Exhibit 10.6

October 27, 2007

Tien Tzuo

[PERSONAL ADDRESS]

Re:	Employment Agreement

Dear Tien:

On behalf of the Board of Zuora, Inc, (the Board), I am very pleased to offer you employment in the role of Chief Executive Officer of Zuora, Inc (‘Zuora’ or the “Company”). This letter sets out the terms of your employment with the Company, which will start on Feb 1, 2008.

You will be paid a starting base salary of $7,500 semi-monthly (which equals $180,000 per year.) This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will also be eligible to participate in various Company fringe benefit plans, including group health insurance, and vacation programs in accordance with the Company’s benefit plan requirements. You will also be eligible to participate in any incentive compensation plan that may be established by the Company during your employment.

You will be granted the right to purchase 2,635,200 shares of Company common stock at a price of $0.01 per share in accordance with the attached stock purchase agreement.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org or by requesting a copy from [the Human Resources Department]. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

Zuora, Inc. 465 Fairchild Dr, Suite 113, Mountain View, CA 94043. 650.641.3777(M) 650.376.1317(F)

This agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Tien, we look forward to working with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

ZUORA, INC.

By	/s/ K. V. Rao
K. V. Rao
Director

I agree to and accept employment with Zuora, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: Oct. 29, 2007	/s/ Tien Tzuo
Tien Tzuo

Zuora, Inc. 465 Fairchild Dr, Suite 113, Mountain View, CA 94043. 650.641.3777(M) 650.376.1317(F)